                                                                                               May 4, 2017

Dominion Announces First-Quarter Earnings

•	First-quarter 2017 reported earnings of $1.01 per share
•	First-quarter operating earnings of $0.97 per share compared to guidance of $0.90 to $1.10 per share
•	Company affirms full-year 2017 operating earnings guidance of $3.40 to $3.90 per share

RICHMOND, Va. – Dominion Resources (NYSE: D) today announced unaudited reported earnings determined in accordance with Generally Accepted Accounting Principles (reported earnings) for the three months ended March 31, 2017, of $632 million ($1.01 per share) compared with earnings of $524 million ($0.88 per share) for the same period in 2016.

Operating earnings for the three months ended March 31, 2017, were $611 million ($0.97 per share), compared to operating earnings of $572 million ($0.96 per share) for the same period in 2016.  Operating earnings are defined as reported earnings adjusted for certain items.

The principal difference between reported earnings and operating earnings for the quarter is related to investments in nuclear decommissioning trust funds.

Dominion uses operating earnings as the primary performance measurement of its earnings guidance and results for public communications with analysts and investors.  Dominion also uses operating earnings internally for budgeting, for reporting to the Board of Directors, for the company's incentive compensation plans and for its targeted dividend payouts and other purposes. Dominion management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power.

Thomas F. Farrell II, chairman, president and chief executive officer, said:

"We are pleased with our financial performance in the first quarter.  Operating earnings, excluding a weather impact of 8 cents per share, were near the top of our guidance range.

"We continue to execute with strong operational and safety performance, and have seen significant progress on growth investments that will total over $4 billion this year.

"Construction of Greensville County Power Station is proceeding on time and on budget.  The project is now about 30 percent complete and expected to achieve commercial operations in late 2018.

"Our Cove Point Liquefaction project is 89 percent complete.  We received approval for feed gas to begin commissioning the power block and continue to work toward having the project in-service late this year.

"We continue to see long-term infrastructure growth prospects across our footprint.  We are in development or construction on over 3 billion cubic feet per day of gas infrastructure projects.   This includes the Atlantic Coast Pipeline project, which is expected to begin construction in the second-half of 2017."

FIRST-QUARTER 2017 REPORTED AND OPERATING EARNINGS COMPARED TO 2016
Reported earnings increased 13 cents per share as compared to first-quarter 2016.  Business segment results and detailed descriptions of items included in reported earnings but excluded from operating earnings can be found on schedules 1, 2, and 3 of this release.

Operating earnings increased 1 cent per share as compared to first-quarter 2016 per share operating earnings.   The increase is primarily attributable to revenues from regulated growth projects, lower electric capacity expense, and the addition of Dominion Questar. Factors offsetting the increase include mild weather, a reduction of Cove Point import contract revenues, and a step down in solar investment tax credits.

Details of first-quarter operating earnings as compared to 2016 may be found on Schedule 4 of this release.

SECOND-QUARTER 2017 OPERATING EARNINGS GUIDANCE
Dominion expects second-quarter 2017 operating earnings in the range of $0.60-$0.70 per share, compared to second-quarter 2016 operating earnings of $0.71 per share.  Positive drivers include a return to normal weather and sales growth at Virginia Power. The company expects negative drivers for the quarter to include lower earnings from Cove Point due to the roll-off of one of our import contracts, lower hedged power prices at Millstone, and a step down in solar investment tax credits.

The company is maintaining its previously issued 2017 operating earnings guidance of $3.40-$3.90 per share.

In providing its operating earnings guidance, the company notes that there could be differences between expected reported earnings and estimated operating earnings for matters such as, but not limited to, acquisitions, divestitures or changes in accounting principles. At this time, Dominion management is not able to estimate the aggregate impact of these items on future period reported earnings.

CONFERENCE CALL TODAY
Dominion will host its first-quarter earnings conference call at 10 a.m. ET on Thursday, May 4, 2017.  Management will discuss first-quarter financial results and other matters of interest to the financial community.

Domestic callers should dial (877) 410-5657.   International callers should dial (334) 323-9872.  The passcode for the conference call is "Dominion."  Participants should dial in 10 to 15 minutes prior to the scheduled start time.  Members of the media also are invited to listen.

A live webcast of the conference call, including accompanying slides, and other financial information will be available on the investor information pages at www.dom.com/investors.

A replay of the conference call will be available beginning about 1 p.m. ET May 4 and lasting until 11 p.m. ET May 11.  Domestic callers may access the recording by dialing (877) 919-4059.  International callers should dial (334) 323-0140.  The PIN for the replay is 72622263.  Additionally, a replay of the webcast will be available on the investor information pages by the end of the day May 4.

Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 26,200 megawatts of generation, 15,000 miles of natural gas transmission, gathering and storage pipeline, and 6,600 miles of electric transmission lines. Dominion operates one of the nation's largest natural gas storage systems with 1 trillion cubic feet of storage capacity and serves more than 6 million utility and retail energy customers. For more information about Dominion, visit the company's website at www.dom.com.

This release contains certain forward-looking statements, including forecasted operating earnings for second-quarter and full-year 2017 and beyond which are subject to various risks and uncertainties.  Factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, including fluctuations in energy-related commodity prices, estimates of future market conditions, additional competition in our industries, changes in the demand for Dominion's services, access to and costs of capital, fluctuations in the value of our pension assets and assets held in our decommissioning trusts, impacts of acquisitions, divestitures, transfers of assets to joint ventures or Dominion Midstream and retirements of assets based on asset portfolio reviews, the receipt of approvals for, and timing of, closing dates for acquisitions and divestitures, the timing and execution of Dominion Midstream's growth strategy, and the ability to complete planned construction or expansion projects at all or within the terms and timeframes initially anticipated.  Other factors include, but are not limited to, weather conditions and other events, including the effects of hurricanes, earthquakes, high winds, major storms and changes in water temperatures on operations, the risk associated with the operation of nuclear facilities, unplanned outages at facilities in which Dominion has an ownership interest, the impact of operational hazards and catastrophic events, state and federal legislative and regulatory developments, including changes in federal and state tax laws and changes to environmental and other laws and regulations, including those related to climate change, greenhouse gases and other emissions to which we are subject, changes in enforcement practices of regulators relating to environmental standards and litigation exposure for remedial activities, political and economic conditions, industrial, commercial and residential growth or decline in Dominion's service area, risks of operating businesses in regulated industries that are subject to changing regulatory structures, changes to regulated gas and electric rates collected by Dominion, changes to rating agency requirements and ratings, changing financial accounting standards, fluctuations in interest rates, employee workforce factors, including collective bargaining, counter-party credit and performance risks, adverse outcomes in litigation matters or regulatory proceedings, the risk of hostile cyber intrusions and other uncertainties.  Other risk factors are detailed from time to time in Dominion's quarterly reports on Form 10-Q or most recent annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.
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CONTACTS:     Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dom.com
                             Financial analysts: Kristy Babcock, (804) 819-2492 or Kristy.R.Babcock@dom.com

Dominion Resources, Inc.
Consolidated Statements of Income *
Unaudited (GAAP Based)
(millions, except per share amounts)

	Three Months Ended
	March 31
	2017	2016

Operating Revenue	$ 3,384	$ 2,921

Operating Expenses
Electric fuel and other energy-related purchases	575	634
Purchased (excess) electric capacity	(17)	68
Purchased gas	305	119
Other operations and maintenance	738	703
Depreciation, depletion and amortization	469	351
Other taxes	189	164
Total operating expenses	2,259	2,039

Income from operations	1,125	882

Other income	116	54
Interest and related charges	292	226
Income from continuing operations including noncontrolling interests before income taxes	949	710

Income tax expense	275	179

Net Income including noncontrolling interests	$ 674	$ 531
Noncontrolling interests	42	7

Net Income attributable to Dominion	$ 632	$ 524

Reported earnings per common share - diluted	$ 1.01	$ 0.88

Average shares outstanding, diluted	628.1	598.2

* The notes contained in Dominion's most recent quarterly report on Form 10-Q or annual report on Form 10-K are an integral part of the Consolidated Financial Statements.

Schedule 1 - Segment Reported and Operating Earnings

Preliminary, Unaudited
(millions, except earnings per share)	Three months ended March 31,
	2017	2016	Change

REPORTED EARNINGS [1]	$ 632	$ 524	$ 108

Pre-tax loss (income) [2]	(31)	67	(98)
Income tax [2]	10	(19)	29
Adjustments to reported earnings	(21)	48	(69)

OPERATING EARNINGS	$ 611	$ 572	$ 39
By segment:
Dominion Virginia Power	125	120	5
Dominion Energy [3]	263	186	77
Dominion Generation	261	245	16
Corporate and Other	(38)	21	(59)
	$ 611	$ 572	$ 39

Earnings Per Share (EPS):
REPORTED EARNINGS [1]	$ 1.01	$ 0.88	$ 0.13
Adjustments to reported earnings (after tax)	(0.04)	0.08	(0.12)
OPERATING EARNINGS	$ 0.97	$ 0.96	$ 0.01
By segment:
Dominion Virginia Power	0.20	0.20	-
Dominion Energy [3]	0.42	0.31	0.11
Dominion Generation	0.41	0.41	-
Corporate and Other	(0.06)	0.04	(0.10)
	$ 0.97	$ 0.96	$ 0.01
Common Shares Outstanding (average, diluted)	628.1	598.2

1)	Determined in accordance with Generally Accepted Accounting Principles (GAAP).
2)	Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.
Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion's website at www.dom.com/investors.
3)2017 amounts include Dominion Questar.

Schedule 2 - Reconciliation of 2017 Operating Earnings to Reported Earnings

2017 Earnings (Three months ended March 31, 2017)

The  $31 million pre-tax net effect of the adjustments included in 2017 reported earnings, but excluded from operating earnings, is primarily related to the following item:

•	$34 million net gain related to our investments in nuclear decommissioning trust funds.

(millions, except per share amounts)	1Q17	2Q17	3Q17	4Q17	YTD 2017
Reported earnings	$632				$632
Adjustments to reported earnings [1]:
Pre-tax loss (income)	(31)				(31)
Income tax	10				10
	(21)				(21)
Operating earnings	$611				$611
Common shares outstanding (average, diluted)	628.1				628.1
Reported earnings per share	$1.01				$1.01
Adjustments to reported earnings (after-tax)	(0.04)				(0.04)
Operating earnings per share	$0.97				$0.97

1) Adjustments to reported earnings are reflected in the following table:
	1Q17	2Q17	3Q17	4Q17	YTD 2017
Pre-tax loss (income):
Net gain on NDT funds	(34)				(34)
Other	3				3

	($31)				($31)
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	10				10
	$10				$10

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate. For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company's year-to-date income tax provision based on its estimated annual effective tax rate.

Schedule 3 - Reconciliation of 2016 Reported Earnings to Operating Earnings

2016 Earnings (Twelve months ended December 31, 2016)

The $359 million pre-tax net effect of the adjustments included in 2016 reported earnings, but excluded from operating earnings, is primarily related to the following items:

•
$197 million additional charge associated with the asset retirement obligations for ash ponds and landfills at certain utility generation facilities to comply with the EPA coal combustion residuals rule.

•	$74 million of transaction and transition costs associated with the Dominion Questar combination, which was completed in September 2016.
•	$65 million charge associated with an organizational design initiative and primarily comprised of employee severance benefits.
•	$23 million of restoration costs associated with Hurricane Matthew affecting our electric utility service territories.

(millions, except per share amounts)	1Q16	2Q16	3Q16	4Q16	YTD 2016	[2]
Reported earnings	$524	$452	$690	$457	$2,123
Adjustments to reported earnings [1]:
Pre-tax loss (income)	67	(12)	48	256	359
Income tax	(19)	1	(22)	(95)	(135)
	48	(11)	26	161	224
Operating earnings	$572	$441	$716	$618	$2,347
Common shares outstanding (average, diluted)	598.2	617.0	626.0	627.1	617.1
Reported earnings per share	$0.88	$0.73	$1.10	$0.73	$3.44
Adjustments to reported earnings (after-tax)	0.08	(0.02)	0.04	0.26	0.36
Operating earnings per share	$0.96	$0.71	$1.14	$0.99	$3.80

1) Adjustments to reported earnings are reflected in the following table:
	1Q16	2Q16	3Q16	4Q16	YTD 2016
Pre-tax loss (income):
Future ash ponds and landfill closure costs				197	197
Questar transaction and transition costs	2	5	53	14	74
Organizational design initiative	70	(5)			65
Hurricane Matthew costs				23	23
Other items	(5)	(12)	(5)	22	0
	$67	($12)	$48	$256	$359
Income tax expense (benefit):
Tax effect of above adjustments to reported earnings *	(19)	1	(10)	(95)	(123)
Divestiture tax settlement			(12)		(12)
	($19)	$1	($22)	($95)	($135)

* Income taxes for individual pre-tax items include current and deferred taxes using a transactional effective tax rate.  For interim reporting purposes, such amounts may be adjusted in connection with the calculation of the Company's year-to-date income tax provision based on its estimated annual effective tax rate.

2) YTD EPS may not equal sum of quarters due to share count differences

	Schedule 4 - Reconciliation of 1Q17 Earnings to 1Q16

	Preliminary, Unaudited	Three Months Ended
	(millions, except EPS)	March 31,
		2017 vs. 2016
		Increase / (Decrease)
	Reconciling Items	Amount	EPS

	Change in reported earnings (GAAP)	$108	$0.13

	Change in Pre-tax loss (income) [1]	($98)
	Change in Income tax [1]	29
	Adjustments to reported earnings	($69)	($0.12)

	Change in consolidated operating earnings	$39	$0.01

	Dominion Virginia Power
	Regulated electric sales:
	Weather	($10)	($0.02)
	Other	10	0.02
	FERC Transmission equity return	5	0.01
	Storm damage and service restoration	4	0.01
	Other	(4)	(0.01)
	Share dilution	-	(0.01)
	Change in contribution to operating earnings	$5	$0.00

	Dominion Energy
	Dominion Questar combination[2]	$101	$0.17
	Noncontrolling interest	(11)	(0.02)
	Cove Point import contracts	(15)	(0.02)
	Other	2	-
	Share dilution	-	(0.02)
	Change in contribution to operating earnings	$77	$0.11

	Dominion Generation
	Regulated electric sales:
	Weather	($21)	($0.04)
	Other	19	0.03
	Rate adjustment clause equity return	6	0.01
	Noncontrolling interest related to solar partnerships	(11)	(0.02)
	Depreciation	(13)	(0.02)
	Electric capacity	52	0.08
	Interest expense	(7)	(0.01)
	Other	(9)	(0.01)
	Share dilution	-	(0.02)
	Change in contribution to operating earnings	$16	$0.00

	Corporate and Other
	Renewable energy investment tax credits	($42)	($0.07)
	Other	(17)	(0.03)
	Change in contribution to operating earnings	($59)	($0.10)

	Change in consolidated operating earnings	$39	$0.01

	Change in adjustments included in reported earnings[1]	$69	$0.12

	Change in consolidated reported earnings	$108	$0.13

1)	Adjustments to reported earnings are included in Corporate and Other segment reported GAAP earnings.
	Refer to Schedules 2 and 3 for details, or find "GAAP Reconciliation" in the Earnings Release Kit on Dominion's website at www.dom.com/investors.
2)	Excludes financing impact of Dominion Questar combination.
	Note: Figures may not add due to rounding